                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         GK Intelligent Systems, Inc.
           --------------------------------------------------------
                               (Name of issuer)

                   Common Stock, par value $0.001 per share
           --------------------------------------------------------
                        (Title of class of securities)

                                   361751100
           --------------------------------------------------------
                                (CUSIP number)

                                Rodney Norville
                                 5135 Longmont
                             Houston, Texas  77056
                                (713) 572-0001
           --------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                               February 14, 1999
           --------------------------------------------------------
            (Date of event which requires filing of this statement)

    Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:

               [ ] Rule 13d-1(b)
               [X] Rule 13d-1(c)
               [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                              CUSIP No. 361751100

(1) Names of Reporting Persons.
    S.S. or I.R.S. Identification Nos. of Above Persons

         Rodney Norville
------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group*
               (a)  / /
               (b)  / /
------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------
(4) Citizenship or Place of Organization
       United States
------------------------------------------------------------------------
                              (5)  Sole Voting Power
                                      1,955,000
   NUMBER OF                -------------------------------------------
    SHARES                    (6)  Shared Voting Power
 BENEFICIALLY                           None
   OWNED BY                 -------------------------------------------
     EACH                     (7)  Sole Dispositive Power
  REPORTING
 PERSON WITH                          1,955,000
                             -------------------------------------------
                              (8) Shared Dispositive Power
                                         None
------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
       1,955,000
------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares*                                               / /
------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (11)
       6.3%
------------------------------------------------------------------------
(12) Type of Reporting Person*
     Rodney Norville                                IN
------------------------------------------------------------------------

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ITEM 1(a) Name of Issuer:

          GK Intelligent Systems, Inc.

ITEM 1(b) Address of Issuer's Principal Executive Offices:

          5555 San Felipe, Suite 625
          Houston, Texas 77056

ITEM 2(a) Name of Person Filing:

          Rodney Norville

ITEM 2(b) Address of Principal Business Office:

          5135 Longmont
          Houston, Texas  77056

ITEM 2(c) Citizenship:

          United States

ITEM 2(d) Title of Class of Securities

          Common Stock

ITEM 2(e) CUSIP Number:

          361751100

ITEM 3 If this is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          [X] If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4    Ownership:

          (a)  1,955,000
          (b)   6.3%
          (c)
               (i)   1,955,000
               (ii)  None
               (iii) 1,955,000
               (iv)  None

ITEM 5    Ownership of 5% or Less of a Class:

          Not applicable

ITEM 6    Ownership of More than 5% on Behalf of Another Person:

          Not applicable

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ITEM 7    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable

ITEM 8    Identification and Classification of Members of the Group:

          Not applicable

ITEM 9    Notice of Dissolution of Group:

          Not applicable

ITEM 10   Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: February 12, 1999

                                         /s/ Rodney Norville
                                       --------------------------------
                                         By: Rodney Norville